Exhibit 4.4

BOYD GROUP SERVICES INC.

Interim Condensed Consolidated Financial Statements

Three and Six Months Ended June 30, 2025

BOYD GROUP SERVICES INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(thousands of U.S. dollars)

		June 30, 2025	December 31, 2024
	Note
Assets
Current assets:
Cash		$14,685	$19,997
Accounts receivable		139,542	120,616
Income taxes recoverable		4,276	12,307
Inventory	4	66,552	73,134
Prepaid expenses		41,949	44,663

		267,004	270,717
Property, plant and equipment	5	563,939	529,673
Right of use assets	6	653,251	668,101
Deferred income tax asset		3,018	2,840
Intangible assets	7	335,668	336,943
Goodwill	8	654,918	643,864
Other long-term assets	9	12,153	12,051

		$2,489,951	$2,464,189

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities		$327,939	$306,942
Dividends payable	10	2,395	2,283
Current portion of long-term debt	11	5,519	8,994
Current portion of lease liabilities	12	118,697	116,849

		454,550	435,068
Long-term debt	11	514,993	498,289
Lease liabilities	12	616,948	627,446
Deferred income tax liability		60,505	68,559
Unearned rebates		3,656	3,964

		1,650,652	1,633,326

Equity
Accumulated other comprehensive earnings		53,244	44,792
Retained earnings		178,665	180,557
Shareholders’ capital		599,885	600,047
Contributed surplus		7,505	5,467

		839,299	830,863

		$2,489,951	$2,464,189

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Approved by the Board:

BRIAN KANER	DAVID BROWN
Director	Director

BOYD GROUP SERVICES INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Unaudited)

(thousands of U.S. dollars, except share amounts)

		Shareholders’ Capital			Accumulated Other
		Shares	Amount	Contributed Surplus	Comprehensive Earnings	Retained Earnings	Total Equity
	Note
Balances - January 1, 2024		21,472,194	$600,047	$4,539	$58,313	$165,427	$828,326
Other comprehensive loss					(13,521)		(13,521)
Net earnings						24,544	24,544

Comprehensive (loss) earnings					(13,521)	24,544	11,023
Shares issued through exercise of stock options		531		79			79
Stock option accretion				849			849
Dividends to shareholders	10					(9,414)	(9,414)

Balances - December 31, 2024		21,472,725	$600,047	$5,467	$44,792	$180,557	$830,863

Other comprehensive earnings					8,452		8,452
Net earnings						2,785	2,785

Comprehensive earnings					8,452	2,785	11,237
Shares issued through exercise of stock options	17	866		115			115
Stock option accretion				431			431
Cancellation of shares	16	(5,784)	(162)	162			—
Equity-settled share-based payment				1,330			1,330
Dividends to shareholders	10					(4,677)	(4,677)

Balances - June 30, 2025		21,467,807	$599,885	$7,505	$53,244	$178,665	$839,299

Balances - January 1, 2024		21,472,194	$600,047	$4,539	$58,313	$165,427	$828,326
Other comprehensive loss					(5,571)		(5,571)
Net earnings						19,207	19,207

Comprehensive (loss) earnings					(5,571)	19,207	13,636
Shares issued through exercise of stock options		182		29			29
Stock option accretion				440			440
Dividends to shareholders	10					(4,729)	(4,729)

Balances - June 30, 2024		21,472,376	$600,047	$5,008	$52,742	$179,905	$837,702

The accompanying notes are an integral part of these interim condensed consolidated financial statements

BOYD GROUP SERVICES INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(thousands of U.S. dollars, except share and per share amounts)

		Three months ended June 30,		Six months ended June 30,
		2025	2024	2025	2024
	Note
Sales	15	$780,407	$779,163	$1,558,730	$1,565,710
Cost of sales		414,969	423,698	833,998	857,685

Gross profit		365,438	355,465	724,732	708,025

Operating expenses		271,652	265,889	550,401	536,742
Acquisition and transformational cost initiatives		7,276	1,501	13,773	2,947
Depreciation of property, plant and equipment	5	21,547	17,902	42,394	34,302
Depreciation of right of use assets	6	31,799	31,098	63,414	60,757
Amortization of intangible assets	7	6,868	6,824	13,548	13,383
Fair value adjustments		—	—	1	(7)
Finance costs		18,023	17,210	35,855	33,332

		357,165	340,424	719,386	681,456

Earnings before income taxes		8,273	15,041	5,346	26,569

Income tax expense (recovery)
Current		9,351	2,007	10,634	4,972
Deferred		(6,500)	2,208	(8,073)	2,390

		2,851	4,215	2,561	7,362

Net earnings		$5,422	$10,826	$2,785	$19,207

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Basic earnings per share	16	$0.25	$0.50	$0.13	$0.89
Diluted earnings per share	16	$0.25	$0.50	$0.13	$0.89
Basic weighted average number of shares outstanding	16	21,467,807	21,472,288	21,467,695	21,472,241
Diluted weighted average number of shares outstanding	16	21,523,395	21,477,864	21,524,817	21,480,458

BOYD GROUP SERVICES INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (Unaudited)

(thousands of U.S. dollars)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net earnings	$5,422	$10,826	$2,785	$19,207
Other comprehensive earnings
Items that may be reclassified subsequently to Interim Condensed Consolidated Statements of Earnings Change in unrealized earnings (loss) on foreign currency translation	8,319	(1,599)	8,452	(5,571)

Other comprehensive earnings (loss)	8,319	(1,599)	8,452	(5,571)

Comprehensive earnings	$13,741	$9,227	$11,237	$13,636

The accompanying notes are an integral part of these interim condensed consolidated financial statements

BOYD GROUP SERVICES INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(thousands of U.S. dollars)

		Three months ended June 30,		Six months ended June 30,
		2025	2024	2025	2024
	Note
Cash flows from operating activities
Net earnings		$5,422	$10,826	$2,785	$19,207
Adjustments for
Fair value adjustments		—	—	1	(7)
Deferred income taxes		(6,500)	2,208	(8,073)	2,390
Finance costs		18,023	17,210	35,855	33,332
Amortization of intangible assets	7	6,868	6,824	13,548	13,383
Depreciation of property, plant and equipment	5	21,547	17,902	42,394	34,302
Depreciation of right of use assets	6	31,799	31,098	63,414	60,757
Other		1,748	232	1,878	911

		78,907	86,300	151,802	164,275
Changes in non-cash working capital items	18	21,531	(7,094)	18,791	(2,306)

		100,438	79,206	170,593	161,969

Cash flows used in financing activities
Increase in obligations under long-term debt	11	79,915	112,500	178,377	209,000
Repayment of long-term debt, principal	11	(71,141)	(71,831)	(165,268)	(136,233)
Repayment of obligations under property leases, principal		(27,702)	(26,370)	(54,892)	(51,067)
Repayment of obligations under vehicle and equipment leases, principal		(1,386)	(1,299)	(2,815)	(2,567)
Interest on long-term debt	11	(7,140)	(7,234)	(14,102)	(13,715)
Interest on property leases		(10,774)	(9,745)	(21,555)	(19,143)
Interest on vehicle and equipment leases		(222)	(279)	(462)	(548)
Dividends paid		(2,336)	(2,356)	(4,619)	(4,755)
Payment of financing costs	11	—	—	—	(829)

		(40,786)	(6,614)	(85,336)	(19,857)

Cash flows used in investing activities
Proceeds on sale of equipment and software	5	89	151	648	376
Proceeds on sale / leaseback agreements	5	—	—	9,157	—
Equipment purchases and facility improvements		(11,076)	(18,962)	(25,765)	(39,474)
Acquisition and development of businesses (net of cash acquired)		(34,001)	(54,129)	(72,150)	(109,028)
Software purchases and licensing	7	(1,970)	(104)	(3,132)	(222)
Increase in other long-term assets		(74)	(243)	(80)	(280)

		(47,032)	(73,287)	(91,322)	(148,628)

Effect of foreign exchange rate changes on cash		779	(155)	753	(465)

Net increase (decrease) in cash position		13,399	(850)	(5,312)	(6,981)
Cash beginning of period		1,286	16,380	19,997	22,511

Cash, end of period		$14,685	$15,530	$14,685	$15,530

Income taxes paid		$3,908	$8,502	$2,555	$9,233
Interest paid		$17,944	$16,802	$36,181	$32,638

The accompanying notes are an integral part of these interim condensed consolidated fin ancial statements

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

1.	GENERAL INFORMATION

Boyd Group Services Inc. (“BGSI” or the “Company”) is a Canadian corporation and controls The Boyd Group Inc. and its subsidiaries.

The Company’s business consists of the ownership and operation of autobody/autoglass repair facilities and related services. At the reporting date, the Company operated locations in Canada under the trade names Boyd Autobody & Glass and Assured Automotive, as well as in the U.S. under the trade name Gerber Collision & Glass. The Company is also a major retail auto glass operator in the U.S. under the trade names Gerber Collision & Glass, Glass America, Auto Glass Service, Auto Glass Authority and Autoglassonly.com. In addition, the Company operates Gerber National Claim Services (“GNCS”), that offers glass, emergency roadside and first notice of loss services. The Company also operates Mobile Auto Solutions (“MAS”) that offers mobile calibration and diagnostic services.

The shares of the Company are listed on the Toronto Stock Exchange and trade under the symbol “BYD.TO”. The head office and principal address of the Company are located at 1745 Ellice Avenue, Unit C1, Winnipeg, Manitoba, Canada, R3H 1A6.

The policies applied in these interim condensed consolidated financial statements are based on IFRS® Accounting Standards issued and effective as of August 12, 2025, the date the Board of Directors approved the statements.

2.	BASIS OF PRESENTATION

These interim condensed consolidated financial statements for the three and six months ended June 30, 2025 have been prepared in accordance with IAS 34, Interim financial reporting using the same accounting policies and methods of computation followed in the consolidated financial statements for the year ended December 31, 2024, except as detailed below. The interim condensed consolidated financial statements should be read in conjunction with the annual financial statements for the year ended December 31, 2024, which have been prepared in accordance with IFRS®. These interim condensed consolidated financial statements are presented in U.S. dollars (“USD”).

During the period, the Company made a prospective change to its share-based compensation plan. The Restricted Share Units (RSU) and Performance Share Units (PSU) plan will now be either cash-settled, share- settled or combination of both, at the Company’s discretion. The share-based payment plan was approved by the shareholders on May 14, 2025. The 2025 plan will be accounted for as an equity-settled share-based payment plan.

Under the equity-settled share-based payment plan, shares awarded to employees in terms of the RSUs and PSUs are measured at the fair market value at grant date using, where applicable, an appropriate valuation model. The cost is recognized as compensation expenses with a corresponding increase in equity over the period in which the service and, where applicable, the performance conditions are fulfilled.

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

3.	ACQUISITIONS

The Company completed five acquisitions that added seven locations during the six months ended June 30, 2025. During the first half of 2025, the Company acquired a single location glass business in California and a single location glass business in Pennsylvania.

BGSI has accounted for the 2025 acquisitions using the acquisition method as follows:

Acquisitions in 2025	Total acquisitions
Identifiable net assets acquired at fair value:
Other current assets	$211
Property, plant and equipment	9,358
Right of use assets	2,934
Identified intangible assets
Customer relationships	5,638
Non-compete agreements	453
Brand name	280
Liabilities assumed
Lease liabilities	(2,934)

Identifiable net assets acquired	$15,940
Goodwill	6,176

Total purchase consideration	$22,116

Consideration provided
Cash paid or payable	$22,116

Total consideration provided	$22,116

The preliminary purchase price allocations for the 2025 acquisitions may be revised as additional information becomes available. Further adjustments may be recorded in future periods as purchase price adjustments are finalized.

A significant part of the goodwill recorded on the acquisitions can be attributed to the assembled workforce and the operating know-how of key personnel. However, no intangible assets qualified for separate recognition in this respect.

Goodwill recognized during 2025 is expected to be deductible for tax purposes.

On the statement of cash flows, included as part of cash used for acquisition and development of business were costs related to the acquisition of businesses, as well as the development of businesses which consisted primarily of property, plant and equipment additions as well as development of brownfield and greenfield start-up locations that have not yet opened. Also included are investments in the growth of internalization of scanning and calibration services.

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

4.	INVENTORY

As at	June 30, 2025	December 31, 2024
Paint and materials	$28,145	$26,667
Work in process	38,407	46,467

Balance, end of period	$66,552	$73,134

5.	PROPERTY, PLANT AND EQUIPMENT

As at	June 30, 2025	December 31, 2024
Balance, beginning of year	$529,673	$438,981
Acquired through business combination	9,358	24,753
Additions	75,993	207,135
Proceeds on disposal	(9,805)	(65,572)
(Loss) gain on disposal	(36)	848
Transfers from right of use assets	172	295
Depreciation	(42,394)	(75,498)
Foreign exchange	978	(1,269)

Balance, end of period	$563,939	$529,673

Additions to property, plant and equipment for the six months ended June 30, 2025 include equipment purchases and facility improvements for established locations; additions related to start-up locations of $29,341, consisting primarily of land, building and equipment; investments in the development of acquired businesses; and investments in the growth of scanning and calibration services.

For the six months ended June 30, 2025, BGSI completed sale and leaseback transactions for three properties (12 months ended December 31, 2024 - 33 properties) for total proceeds of $9,157 (12 months ended December 31, 2024 - $64,854). The loss arising from sale and leaseback transactions during the six months ended June 30, 2025 was $113 (12 months ended December 31, 2024 - gain of $1,153).

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

6.	RIGHT OF USE ASSETS

As at	June 30, 2025	December 31, 2024
Balance, beginning of year	$668,101	$654,347
Acquired through business combinations	2,934	20,098
Additions and modifications	43,240	121,462
Depreciation	(63,414)	(123,512)
Transfers to property, plant and equipment	(172)	(295)
Foreign exchange	2,562	(3,999)

Balance, end of period	$653,251	$668,101

For the six months ended June 30, 2025, BGSI completed sale and leaseback transactions for three properties (12 months ended December 31, 2024 - 33 properties) for total proceeds of $9,157 (12 months ended December 31, 2024 - $64,854). The loss arising from sale and leaseback transactions during the six months ended June 30, 2025 was $113 (12 months ended December 31, 2024 - gain of $1,153).

7.	INTANGIBLE ASSETS

As at	June 30, 2025	December 31, 2024
Balance, beginning of year	$336,943	$342,781
Acquired through business combination	6,371	20,962
Additions	3,192	4,029
Amortization	(13,548)	(26,309)
Foreign exchange	2,710	(4,520)

Balance, end of period	$335,668	$336,943

8.	GOODWILL

As at	June 30, 2025	December 31, 2024
Balance, beginning of year	$643,864	$633,986
Acquired through business combination	6,176	17,721
Foreign exchange	4,878	(7,843)

Balance, end of period	$654,918	$643,864

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

9.	OTHER LONG TERM ASSETS

Other long term assets consist primarily of rent deposits in the amount of $4,153 (2024 - $4,051) and an investment of $8,000 (2024 - $8,000) to support the growth of the glass business. Investments which do not qualify for equity treatment are recorded as other long term assets.

10.	DIVIDENDS

The Company’s Directors have discretion in declaring dividends. The Company declares and pays dividends from its available cash from operations taking into account current and future performance amounts necessary for principal and interest payments on debt obligations, amounts required for maintenance capital expenditures and amounts allocated to reserves.

The Company declared dividends of C$0.153 per share in each of the first and second quarters of 2025 (2024 - C$0.150).

The following is the balance of dividends payable:

As at	June 30, 2025	December 31, 2024
Balance, beginning of period	$2,283	$2,435
Declared	4,677	9,414
Payments	(4,619)	(9,445)
Foreign exchange	54	(121)

Balance, end of period	$2,395	$2,283

Dividends to shareholders were declared and paid as follows:

Record date	Payment date	Dividend amount
March 31, 2025	April 28, 2025	$2,287
June 30, 2025	July 29, 2025	2,390

		$4,677

Record date	Payment date	Dividend amount
March 31, 2024	April 26, 2024	$2,379
June 30, 2024	July 29, 2024	2,350

		$4,729

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

11.	LONG-TERM DEBT

Long-term debt is comprised of the following:

As at	June 30, 2025	December 31, 2024
Revolving credit & swing line facilities (net of financing costs)	$387,931	$369,333
Term Loan A (net of financing costs)	124,904	124,882
Seller notes	7,677	13,068

	$520,512	$507,283

Current portion	5,519	8,994

	$514,993	$498,289

The following is the continuity of long-term debt:

As at	June 30, 2025	December 31, 2024
Balance, beginning of period	$507,283	$421,705
Consideration on acquisition	—	3,517
Draws	178,377	365,994
Repayments	(165,268)	(283,790)
Deferred financing costs	—	(829)
Amortization of deferred financing costs	131	656
Foreign exchange	(11)	30

Balance, end of period	$520,512	$507,283

Included in finance costs for the three and six months ended June 30, 2025 is interest on long-term debt of $7,140 and $14,102 respectively (2024 - $7,234 and $13,715 respectively).

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

12.	LEASE LIABILITIES

The following is the continuity of lease liabilities:

As at	June 30, 2025	December 31, 2024
Balance, beginning of period	$744,295	$715,277
Assumed on acquisition	2,934	20,098
Additions and modifications	43,116	122,761
Repayments	(79,724)	(149,656)
Financing costs	22,017	40,485
Foreign exchange	3,007	(4,670)

Balance, end of period	$735,645	$744,295
Current portion	118,697	116,849

	$616,948	$627,446

Lease expenses are presented in the consolidated statement of earnings as follows:

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses	$3,001	$1,471	$5,878	$4,423
Depreciation of right of use assets	31,799	31,098	63,414	60,757
Finance costs	10,996	10,024	22,017	19,691

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

13.	FINANCIAL INSTRUMENTS

Carrying value and estimated fair value of financial instruments

			June 30, 2025		December 31, 2024
	Classification	Fair value hierarchy	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash	Amortized cost	n/a	$14,685	$14,685	$19,997	$19,997
Accounts receivable	Amortized cost	n/a	139,542	139,542	120,616	120,616
Long-term asset	FVTPL (1)	3	8,000	8,000	8,000	8,000
Financial liabilities
Accounts payable and accrued liabilities	Amortized cost	n/a	327,939	327,939	306,942	306,942
Dividends payable	Amortized cost	n/a	2,395	2,395	2,283	2,283
Long-term debt	Amortized cost	n/a	520,512	514,797	507,283	499,427

(1)	Fair Value Through Profit or Loss

For the Company’s current financial assets and liabilities, including accounts receivable, accounts payable, accrued liabilities and dividends payable, which are short term in nature and subject to normal trade terms, the carrying values approximate their fair value. The fair value of BGSI’s long-term debt has been determined by calculating the present value of the interest rate spread that exists between the actual Term Loan A and the rate that would be negotiated with the economic conditions at the reporting date. As there is no ready secondary market for BGSI’s other long-term debt and other long-term asset, the fair value has been estimated using the discounted cash flow method.

Collateral

The Company’s syndicated loan facility is collateralized by a General Security Agreement. The carrying amount of the financial assets pledged as collateral for this facility at June 30, 2025 was approximately $154,227 (December 31, 2024 - $140,613).

14.	SEASONALITY

BGSI’s financial results for any individual quarter are not necessarily indicative of results to be expected for the full year. Interim period revenues, operating expenses and earnings are typically sensitive to regional and local weather, market conditions, and in particular, to cyclical variations in economic activity and market demand.

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

15.	SEGMENTED REPORTING

BGSI has one reportable line of business, being automotive collision repair and related services, with all revenues relating to a group of similar services. In this circumstance, IFRS requires BGSI to provide geographical disclosure. For the periods reported, all of BGSI’s revenues were derived within Canada or the United States of America. Reportable assets include property, plant and equipment, right of use assets, goodwill and intangible assets which are all located within these two geographic areas.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues
Canada	$63,297	$63,264	$124,892	$126,218
United States	717,110	715,899	1,433,838	1,439,492

	$780,407	$779,163	$1,558,730	$1,565,710

Reportable Assets			June 30,	December 31,
As at			2025	2024
Canada			$212,942	$199,299
United States			1,994,834	1,979,282

			$2,207,776	$2,178,581

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

16.	EARNINGS PER SHARE

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net earnings	$5,422	$10,826	$2,785	$19,207
Basic weighted average number of shares	21,467,807	21,472,288	21,467,695	21,472,241
Add:
Stock option plan	2,176	5,576	3,710	8,217
Share-based payment plan	53,412	—	53,412	—
Average number of shares outstanding - diluted basis	21,523,395	21,477,864	21,524,817	21,480,458

Basic earnings per share	$0.25	$0.50	$0.13	$0.89

Diluted earnings per share	$0.25	$0.50	$0.13	$0.89

For the three months ended June 30, 2025, the impact of the stock options issued in 2022 were included in the diluted average number of shares outstanding. The stock options issued in 2021, 2023, 2024 and 2025 could have potentially diluted the basic earnings per share, but their impact was anti-dilutive during these periods.

For the six months ended June 30, 2025, the impact of the stock options issued in 2022 and 2025 were included in the diluted average number of shares outstanding. The stock options issued in 2021, 2023 and 2024 could have potentially diluted the basic earnings per share, but their impact was anti-dilutive during these periods.

For the three and six months ended June 30, 2024, the impact of the stock options issued in 2021, 2022 and 2023 were included in the diluted average number of shares outstanding. The stock options issued in 2024 could have potentially diluted the basic earnings per share, but their impact was anti-dilutive during these periods.

During the first quarter of 2025, Boyd cancelled 5,784 shares pursuant to the Plan of Arrangement involving the conversion of Boyd Group Income Fund to Boyd Group Services Inc., which was effective January 1, 2020. Any shares that were not deposited by December 31, 2024 ceased to represent a right or claim of any kind or nature and have been cancelled.

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

17.	STOCK OPTION PLAN

During the first quarter of 2021, the Company instituted a stock option plan for senior management, which was approved by shareholders on May 12, 2021. The Company’s stock option plan allows for the granting of options up to an amount of 250,000 Common shares under this plan. Each tranche of the options vests equally over two, three, four and five year periods. The term of an option shall be determined and approved by the People, Culture and Compensation Committee; provided that the term shall be no longer than ten years from the grant date.

The information on the outstanding options are as follows:

	Three months ended June 30,
	2025		2024
	Number	Weighted average exercise price (C$)	Number	Weighted average exercise price (C$)
Balance at the beginning of period	94,471	$217.39	71,507	$219.55
Forfeited during the period	(5,875)	212.55	(1,160)	230.51
Exercised during the period	—	—	(182)	219.21

Balance at the end of period	88,596	$217.71	70,165	$219.37

Exercisable at the end of the period	19,253	$198.30	8,885	$195.51

	Six months ended June 30,
	2025		2024
	Number	Weighted average exercise price (C$)	Number	Weighted average exercise price (C$)
Balance at the beginning of period	67,762	$219.84	54,559	$198.78
Granted during the period	29,380	211.27	17,092	285.83
Forfeited during the period	(7,680)	214.91	(1,304)	229.22
Exercised during the period	(866)	190.69	(182)	219.21

Balance at the end of period	88,596	$217.71	70,165	$219.37

Exercisable at the end of the period	19,253	$198.30	8,885	$195.51

The weighted average grant date fair value of stock options granted during the six months ended June 30, 2025 was $69.51 per option (2024 - $97.75). The fair value of each option granted was determined using a Black- Scholes option pricing model. The option valuation was based on the following assumptions:

	2025	2024
Risk-free interest rate	2.84%	3.61%
Expected life (years)	5.5	5.5
Expected stock price volatility	30.73%	30.68%
Expected dividend yield	0.259%	0.193%

BOYD GROUP SERVICES INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the three and six months ended June 30, 2025 and 2024

(thousands of U.S. dollars, except share and share amounts)

18.	CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS

	Three months ended June 30,
	2025	2024
Accounts receivable	$(2,434)	$(1,428)
Inventory	1,528	6,953
Prepaid expenses	5,285	2,763
Accounts payable and accrued liabilities	11,725	(8,887)
Income taxes, net	5,427	(6,495)

	$21,531	$(7,094)

	Six months ended June 30,
	2025	2024
Accounts receivable	$(17,951)	$4,643
Inventory	7,178	16,290
Prepaid expenses	2,863	2,145
Accounts payable and accrued liabilities	18,637	(21,126)
Income taxes, net	8,064	(4,258)

	$18,791	$(2,306)